Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-259560) pertaining to the Tyra Biosciences, Inc. 2020 Equity Incentive Plan, Tyra Biosciences, Inc. 2021 Incentive Award Plan, and the Tyra Bioscience, Inc. 2021 Employee Stock Purchase Plan of Tyra Biosciences, Inc. of our report dated March 3, 2022, with respect to the financial statements of Tyra Biosciences, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Diego, California

March 3, 2022